For Immediate Release

January 18, 2012

First Century Bankshares, Inc.

Declares Fourth Quarter Dividend

On January 17, 2012, the Board of Directors of First Century Bankshares, Inc., (OTCBB - FCBS) declared its fourth quarter dividend to shareholders. The Board declared a regular dividend, in the amount of $0.15 per common share. The Board also declared a special dividend, in the amount of $0.02 per common share. The dividends are payable to shareholders of record February 7, 2012, and are expected to be paid on or about February 17, 2012.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

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